INTELLECTUAL PROPERTY LICENSING AND ROYALTY AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSING AND ROYALTY AGREEMENT (“Agreement”) is made effective as of this 19th day of July, 2022 (“Effective Date”) between Avicanna Inc. (“Avicanna”) and EI Ventures, Inc. (“EI”).

WHEREAS, Avicanna owns all rights, title, and interest to the Technology, as more particularly described in this Agreement; and

WHEREAS, EI owns all rights, title, and interest to the Marks, as more particularly described in this Agreement, to execute and implement its duties under this Agreement; and

WHEREAS, EI wishes to obtain the Technology License which is an exclusive license to use the Technology in connection with the distribution and manufacture of the Products, as more particularly described in this Agreement, for sale in the US Territory within the US Field of Use and Avicanna wishes to grant EI such Technology License subject to, and in accordance with, the provisions of this Agreement; and

WHEREAS, Avicanna wishes to obtain the Marks License which is an exclusive license to use the Marks in connection with the distribution and manufacture of the Products for sale in the Canadian Territory within the Canadian Field of Use and EI wishes to grant Avicanna such Marks License subject to, and in accordance with, the provisions of this Agreement; and

WHEREAS, each of EI and Avicanna wishes for Avicanna to perform and provide certain research and development activities in furtherance of the technology that has been developed and is to be developed specifically relating to the Products (“Product R&D Activities”); and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

1.1DEFINITIONS:

For the purpose of this Agreement, the following terms when capitalized shall have the following specific meanings:

(a)“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise;

(b)“Agreement” means this Intellectual Property License and Royalty Agreement, including all schedules, exhibits, and all amendments or restatements, as permitted;

(c)“Applicable Law” means:

(i)Any applicable domestic or foreign law including any statute, subordinate legislation or treaty, and

(ii)Any applicable guideline, directive, rule, standard, requirement, policy, order, judgement, injunction, award, or decree of a Governmental Authority;

(d)“Business Day” means a day other than a Saturday, Sunday, or statutory holiday in Canada;

(e)“Canadian Field of Use” means branding the Products for manufacture and distribution with the Marks for sale in the Canadian Territory and the use of the Marks regardless of any intended use or consumer market in the Canadian Territory;

(f)“Canadian Territory” shall mean Canada;

(g)[DELETED – SECTION NUMBER RESERVED]

(h)[DELETED – SECTION NUMBER RESERVED]

(i)“Confidential Information” shall mean any and all information, whether written, graphic, electronic, communicated orally or otherwise disclosed by or on behalf of one Party (“Disclosing Party”) to the other Party (“Recipient”) pursuant to this Agreement which at the time of disclosure is identified as confidential or is reasonably understood as being confidential or proprietary to the Disclosing Party. Such Confidential Information shall specifically include, but shall not be limited to (i) the Technology and all related Intellectual Property, technical information, designs, data and plans (ii) information relating to the business and industries strategies of the Disclosing Party; and (iii) any financial information regarding the Disclosing Party. Confidential Information shall exclude information which the Recipient can show by competent evidence: (i) is or becomes public or generally available in the industry otherwise than through the fault of the Recipient; (ii) is obtained by the Recipient from a third party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party; (iii) is previously known to the Recipient prior to disclosure to the Recipient by or on behalf of the Disclosing Party and not obtained or derived directly or indirectly from the Disclosing Party; or (iv) is independently developed, discovered or arrived at by the Recipient without use of the Confidential Information; provided in the case of (iii) and (iv) Recipient shall have the onus of proving such prior knowledge or independent development with clear and convincing evidence;

(j)“Claim” means any claim demand, dispute, controversy or cause of action;

(k)“Contract Manufacturer” shall have the meaning ascribed to it in Section 2.4(b);

(l)“Direct Costs” means all costs paid by Avicanna, which directly and exclusively relate to the production and sale of the Products, including all manufacturing services fees, costs of materials and ingredients, and distributor and sales tolling fees.

(m)“Direct Taxes” means all taxes paid by Avicanna, which directly and exclusively relate to the sale of the Products in the Canadian Territory, including all applicable Canadian provincial or federal sales and excise taxes;

(n)“Documentation” means the Avicanna’s documentation related to the Technology as Avicanna deems necessary for EI to be able to utilize the Technology, including the SOPs and other documentation related to, product formulations, cultivation, extraction, stability analysis, manufacturing, and test results thereof, excluding, however any information that Avicanna deems not necessary for the above purposes and which contains Avicanna Confidential Information;

(o)“Effective Date” means the date first written above;

(p)“Error Threshold” shall have the meaning given in Section 2.10(a)(ii);

(q)“Gross Receipts” means the gross amount of monies, income, consideration and compensation actually received by Avicanna specifically and identifiably related to Avicanna’s sale of the Products;

(r)“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, tribunal, commission, bureau, board or other instrumentality exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

(s)[DELETED – SECTION NUMBER RESERVED]

(t)“Holdbacks” means the sum of funds held back to account for returns, damaged products, and other such fees and discounts by each provincial jurisdiction in the Canadian Territory when remitted payments for executed sales.

(u)“IFRS” means International Financial Reporting Standards as in effect on the date hereof, consistently applied;

(v)“Improvements” shall mean any and all further innovations, inventions, ideas, designs, concepts, discoveries, developments, new derived material and modifications or enhancements related to or concerning the Technology, whether or not patentable, or otherwise protectable as trade secrets or under any other Intellectual Property Right regime;

(w)“Initial Term” shall have the meaning ascribed to it in Section 6.1(a);

(x)“Intellectual Property” means any property, tangible or intangible, that may be subject to Intellectual Property Rights, including without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, programs, inventions, technologies (including the Technology, and related Documentation and SOPs), software, tools, products knowledge, know-how, trade secrets, products (in any stage of development), marks (include the Marks), trademarks, names, logos, and other materials or things;

(y)“Intellectual Property Rights” shall mean (a) any and all proprietary rights anywhere in the world provided under (i) patent law; (ii) copyright law, including Moral Rights; (iii) trademark law; (iv) design patent or industrial design law; (v) trade secret law; (vi) privacy law; or (vii) any other statutory provision or common law principle applicable to this Agreement which may provide a right in either (A) Intellectual Property; or (B) the expression or use of Intellectual Property; and (b) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing;

(z) “Marks” shall mean those registered trademarks, trade names, service marks, logos, slogans, trade dress, domain names, and other designations of source and origin (including all derivatives of the foregoing), together with the goodwill symbolized thereby, that EI owns or periodically develops after the Effective Date for the Silly and Psyly brands, including those specified in Schedule “B” as may be amended from time to time;

(aa)“Marks License” shall have the meaning ascribed to it in Section 2.2(a);

(bb)“Marks Royalty” shall have the meaning ascribed to it in Section 2.6(b) of this Agreement;

(cc)“Moral Rights” means any rights that a Person, as author, has with respect to any copyrighted works, whether registered or not, under applicable copyright laws, on Improvements prepared by such Person hereunder including, without limitation, (i) the rights to be associated with the work as its author and the right to remain anonymous, and (ii) the right to restrain any distortion, mutilation or other modification of such work and the right to prohibit any use of any such work in association with a product, service, cause or institution, in each case that might be prejudicial to such individual’s honour or reputation;

(dd)“Net Profits” means Gross Receipts after deduction of all Direct Taxes and Direct Costs.

(ee)“Notice of Offer” shall have the meaning ascribed to it in Section 2.11(b);

(ff)“Party” means Avicanna or EI; and “Parties” means both of them;

(gg)“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof, and including any successor, by merger or otherwise, of any of the foregoing;

(hh)“Production Costs” means all costs that may be paid by either party, which directly and exclusively relate to the production of the Products, including all manufacturing services fees, costs of materials, and ingredients;

(ii)“Products” shall mean those mushroom-based nutraceuticals products, apparatus or parts thereof set out and described in Schedule “A” attached hereto, the manufacture use, offer for sale, and/or distribution of which, but for the License granted in this Agreement, would infringe the Technology;

(jj)“Providers” shall have the meaning ascribed to it in Section 5.1Error! Reference source not found.;

(kk)“Renewal Term” shall have the meaning ascribed to it in Section 6.1(b); (ll) “Sales Report” shall have the meaning ascribed to it in Section 2.9;

(mm)“SOPs” shall mean all necessary standard operating procedures which may be amended or updated from time to time, for EI, or a duly appointed Contract Manufacturer, to follow for (i) the development, optimization, manufacture, analysis, labelling packaging, storing, releasing and distribution of the Products;

(nn)“Taxes” shall have the meaning ascribed to it in Section 2.6(e);

(oo)“Technology” shall mean the Intellectual Property developed by, owned by, or licensed to Avicanna and provided to EI under this Agreement, including, without limitation, the proprietary highly confidential and commercially valuable processes, formulations, know- how and trade secrets related to the Products and all Improvements, enhancements or derivatives thereto developed by Avicanna;

(pp)“Technology License” has the meaning ascribed to it in Section 2.1(a);

(qq)“Technology Royalty” shall have the meaning ascribed to it in Section 2.6(a) of this Agreement;

(rr)[DELETED – SECTION NUMBER RESERVED]

(ss)“Third-Party Offeror” has the meaning ascribed to it in Section 2.11(a).

(tt)“US Field of Use” means producing and manufacturing the Products for sale in the US Territory regardless of any intended use or consumer market;

(uu)“US Territory” shall mean the United States of America;

1.2INTERPRETATION

Except where the context otherwise requires, wherever used, the singular includes the plural, the plural includes the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to Avicanna, EI, or any other Person are also to its permitted successors and assigns; (e) references to an Applicable Law includes any amendment or modification to such Applicable Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts shall be denominated in US Dollars/US Currency, unless otherwise expressly stated otherwise.

ARTICLE II

2.1GRANT OF TECHNOLOGY LICENSE

(a)License Grant: Subject to the terms and conditions of this Agreement and the reserved rights in Subsection 2.1(c) and 2.1(c), Avicanna hereby grants EI, for the duration of the Term, an exclusive (even as to Avicanna), non-transferable, non-assignable, non- sublicensable (except as set forth in Section 2.3(a)) limited license to use the Technology (specifically including technology developed as a result of Product R&D Activities) within the US Field of Use, in order to make, develop, reproduce, manufacture, distribute, commercialize, market, sell, or otherwise transfer the Products in the US Territory under the Marks (the “Technology License”). Notwithstanding the foregoing, and subject to prior written approval by Avicanna, EI may assign or otherwise transfer the Technology License to an Affiliate.

(b)Restrictions Regarding Technology License Grant: Any rights not granted herein are strictly reserved by Avicanna. EI shall not use the Technology except as expressly granted herein. Without limiting the generality of the foregoing, EI shall not (i) disclose or provide access to the Technology to any third Person; (ii) permit, any Affiliate, or third Person to use the Technology, (iii) re-license, sub-license, lease or rent the Technology to any third Person. In addition to the foregoing, EI shall not, and this Agreement and the grant above shall not be interpreted or construed as permitting EI to: (iv) develop or make any Improvements; or (v) use the Technology to make, develop, reproduce, manufacture, distribute, commercialize, market, sell, or otherwise transfer goods, merchandise artifacts or other products that compete with the Products.

(c)No Further Grant: The Parties hereby acknowledge Avicanna’s exclusive right, interest and title in the Technology. EI acknowledges that it has no right, interest or title in the Technology other than under the terms and conditions contained herein. This Agreement shall not be interpreted or construed as granting to EI any rights, express or implied, by estoppel or otherwise, to any patents, patent applications, technology, trademarks, copyrights, inventions, methods, technical information, confidential information, proprietary information, expertise, know-how, trade secrets or knowledge not specifically licensed under this Agreement. The words used in this section are intended to have their broadest possible meanings and are not to be limited by the definitions set forth herein.

Product R&D Activities: The Parties hereby agree to exercise all commercially reasonable efforts and work in good faith towards finalizing a mutually agreeable description of activities, timelines, and/or milestones that will more specifically describe and will define the activities, timelines, and/ore milestones that will be within the scope of Product R&D Activities, within ninety (90) days of the Effective Date. Once finalized the Product R&D Activities shall be attached as Schedule “D”.

2.2GRANT OF MARKS LICENSE

(a)License Grant: Subject to the terms and conditions of this Agreement, the requirements in Section 2.7, and the reserved rights in Subsection 2.2(c) and 2.1(c), EI hereby grants Avicanna, for the duration of the Term, an exclusive (even as to EI), non-transferable, non- assignable, non-sublicensable (except as set forth in Section 2.3(b)) limited license to use the Marks within the Canadian Field of Use, in order to make, develop, reproduce, manufacture, distribute, commercialize, market, sell, or otherwise transfer the Products in the Canadian Territory (the “Marks License”). Notwithstanding the foregoing, and subject to written approval by EI where such approval is not to be unreasonably withheld, Avicanna may assign or otherwise transfer the Marks License to an Affiliate. For clarity and the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, EI shall retain the option to market and promote the Products in any market, including Canada.

(b)Restrictions Regarding Marks License Grant: Any rights not granted herein are strictly reserved by EI. Avicanna shall not use the Marks except as expressly granted herein. Without limiting the generality of the foregoing, Avicanna shall not (i) disclose or provide access to the Marks to any third Person; (ii) permit, any Affiliate, or third Person to use the Marks, (iii) re-license, sub-license, lease or rent the Marks to any third Person.

(c)No Further Grant: The Parties hereby acknowledge EI’s exclusive right, interest and title in the Marks. Avicanna acknowledges that it has no right, interest or title in the Marks other than under the terms and conditions contained herein. This Agreement shall not be interpreted or construed as granting to Avicanna any rights, express or implied, by estoppel or otherwise, to any trademarks, copyrights, confidential information, or proprietary information, not specifically licensed under this Agreement.

2.3LIMITED SUB-LICENSE OF TECHNOLOGY AND MARKS

(a)Notwithstanding Section 2.1(a) and 2.1Error! Reference source not found.(iii), EI has the right to sub-license the Technology to a Contract Manufacturer subject to the same limitations, terms and conditions set out in Section 2.1 (a)-(c), provided EI has received the express prior written consent of Avicanna, which consent may be withheld by Avicanna acting reasonably and taking in to consideration the Contract Manufacturer’s ability to maintain the goodwill and integrity of the Technology; however, such sub-licenses shall terminate, upon written notice by Avicanna to EI, if Avicanna, acting reasonably, determines that such Contract Manufacturer is in breach of the terms of this Agreement or any sub-license agreement. In the event of a sub-license termination, the sub-licensee is permitted to continue using the Technology until the completion of any current production run of Products immediately prior to any such termination. Any sub-license shall be granted pursuant to prior written agreement between Avicanna and EI. EI shall be responsible for all breaches of the Technology License grant set out in Section 2.1(a) by its permitted sub- licensee as if such breaches are that of EI.

(b)Notwithstanding Section 2.1(a) and 2.2Error! Reference source not found.(iii), Avicanna has the right to sub-license the Marks to a Contract Manufacturer subject to the same limitations, terms and conditions set out in Section 2.2 (a)-(c), provided Avicanna has received the express written consent of EI, which consent may be withheld by EI acting reasonably and taking in to consideration the Contract Manufacturer’s ability to maintain the goodwill and integrity of the Marks; however, such sub-licenses shall terminate, upon written notice by EI to Avicanna, if EI, acting reasonably, determines that such Contract Manufacturer is in breach of the terms of this Agreement or any sub-license agreement. In the event of a sub-license termination, the sub-licensee is permitted to continue using the Marks until the completion of any current production run of Products immediately prior to any such termination. Any sub-license shall be granted pursuant to prior written agreement between EI and Avicanna. Avicanna shall be responsible for all breaches of the Marks License grant set out in Section 2.2(a) by its permitted sub-licensee as if such breaches are that of the Avicanna.

2.4QUALITY CONTROL

(a)Acknowledgement of Standards: EI shall comply with Avicanna’s specifications, standards and directions relating to the Products, including their character, quality, design, manufacture, advertising, performance, promotion, packaging, distribution and sale as provided to EI in writing from time to time.

(b)Manufacturing: Pursuant to Section 2.3, Avicanna acknowledges that EI will be required to sub-license the rights granted under the License to a contract manufacturer for the purposes of manufacturing and producing the Products using the Technology (a “Contract Manufacturer”). The Parties hereby agree that any Contract Manufacturer is subject to Avicanna’s written approval. The Parties further agree that they will cooperate with each other to ensure that any Contract Manufacturer strictly adheres to Avicanna’s manufacturing standards and requirement in order to protect the quality of the Products as well as the confidential nature of the Technology and related Intellectual Property. Avicanna agrees to provide EI with all applicable SOPs and other related Documentation.

(c)Technical Transfer: Avicanna agrees to provide all training, SOPs, Documentation, specifications and other related Intellectual Property necessary for a Contract Manufacture to manufacture and produce the Products in compliance with Avicanna’s standards and specifications.

(d)Supply of Nutraceutical: The EI agrees to source all nutraceutical derived, that is required for the manufacture and production of the Products from a supplier approved in writing by Avicanna. The funds used for this purchase shall not be included in the computation of the Technology Royalty due Avicanna.

(e)Inspection of Facilities: Not more than once per calendar year of the Term, and upon reasonable prior written notice from Avicanna, EI shall permit, or shall obtain permission for, Avicanna or its delegates at all reasonable times to enter any place used for the production, manufacture, performance, sale, storage or distribution of the Products to inspect the Products and the methods of production, manufacture, performance, sale, storage, and distribution to ensure compliance with the specifications, standards, and directions provided by Avicanna or any other requirements provided by this Agreement. Avicanna shall undertake such inspection without undue disruption to any operations.

(f)Remediation: If Avicanna determines that EI is not complying with the required standards set out herein, Avicanna shall provide written notice to EI of such determination together with a description of the deficiencies. EI shall, within thirty (30) calendar days of receipt of such notice provide Avicanna with a written plan by which it will rectify the deficiencies and implement same.

2.5MARKETING

(a)EI shall be responsible for marketing, promotional, and branding assets. Upon request by EI, Avicanna will provide support to EI when creating marketing content and materials relating to the Technology used in the manufacture of the Products. EI shall be responsible for all expenditures related to marketing and commercialization of the Products in the US Territory and elsewhere at its discretion. EI will be the sole owner of any Marks created or developed for the sale of the Products in the US Territory, Canadian Territory and elsewhere as maintained and created.

(b)EI agrees to acknowledge and promote Avicanna in any, and all, product endorsements, marketing activities, and promotions of any kind relating to the Products in the manner agreed to by the Parties.

2.6ROYALTY

(a)As consideration for the grant of the Technology License, EI shall pay to Avicanna an ongoing royalty equal to: (i) the amount specified in Section 2.6(a)(i) of Schedule “C” for a period of twelve (12) months as of the Effective Date and then; (ii) the amount specified in Section 2.6(a)(ii) of Schedule “C” for the remainder of the Term thereafter, of the Production Costs (excluding costs related to Product packaging, sourcing and supplying, and on any samples), calculated on a calendar month basis on the number of Products sold, and not on Products manufactured and not sold (the “Technology Royalty”). The Technology Royalty shall be payable and paid within sixty (60) days from month end for each calendar month during the Term. Within ten (10) Business Days after every calendar month, EI shall submit to Avicanna a report detailing the sales and related production costs of all Products sold in the US territory in the calendar month just ended. EI shall not be liable to pay and may be due a credit for the Technology Royalty for payments made in advance of receipt of customer payment if its customers fail to pay for the product shipped for any reason.

(b)As consideration for the grant of the Marks License, Avicanna shall pay to EI an ongoing royalty equal to the amount specified in Section 2.6(b) of Schedule “C” of the Net Profits actually collected by Avicanna (taking into consideration any funds that may be held back by retailers or distributors in the Canadian Territory as Holdbacks) during the Term (the “Marks Royalty”). For greater clarity, payment of the Marks Royalty shall be calculated and paid by Avicanna to EI when Net Profits, are collected by Avicanna; Marks Royalty calculated on a Holdback amount shall be payable to EI by Avicanna only when a Holdback amount is released to Avicanna. The Marks Royalty shall be calculated on a calendar month basis based on sales charged and collected by Avicanna and shall be payable within sixty (60) days from month end for each calendar month during the Term. Within ten (10) Business Days after every calendar month, Avicanna shall submit to EI a report detailing the sales of all Products sold in the Canadian Territory in the calendar month just ended. Avicanna shall pay the Marks Royalty within sixty (60) days from month end. Avicanna shall not be liable to pay and may be due a credit for the Marks Royalty for payments made in advance for any returns or non-payment to Avicanna for any reason.

(c)The Parties agree that the Marks Royalty and Technology Royalty may need to be adjusted due to the Products R&D Activities. Therefore, upon the finalization of Schedule “D”, and in no case more than 90 days following the Effective Date of this Agreement, the Parties agree to review Schedule C and use commercially reasonable efforts to establish fair Marks Royalty and Technology Royalty acceptable to both Parties. The Parties shall then review such Schedule C on a annual basis, based on the anniversary of this Agreement.

(d)Amounts paid under this Agreement shall be in U.S. Dollars with respect to the payment of the Technology Royalty, and Canadian Dollars with respect to payment of the Marks Royalty. Rates of exchange shall be the actual rate of exchange obtained by the Party making the payment on the date of payment. Each Party will pay a late charge of one and one-half percent (1½%) per month or the maximum rate permitted by law, whichever is less, on any past due amounts due to the other Party under this Agreement. The Party to which any such late payment is owed shall be entitled to recover from the paying Party any costs incurred by such Party in collecting or enforcing any payment or other obligations under this Agreement.

(e)Except for Direct Taxes, there shall be no deduction from the Technology Royalties or the Marks Royalties, as applicable, for sales, use, excise, import or export, value-added or similar tax or duty, and all government permit fees, license fees, custom fees or similar fees claimed or imposed by any Governmental Authority and paid or payable by, or assessed against, a Party, or due by reason of a Party’s business activities under this Agreement, and any penalties, interest, collection costs and withholding costs associated with any of the foregoing taxes, duties or fees (collectively, “Taxes”). Any such Taxes, other than Taxes based on the income, revenue or profits of the other Party, will be the responsibility of the Party paying the Technology Royalty or the Marks Royalty, as applicable. There will be no deduction or reduction of amounts paid by one Party to the other Party due to any withholding taxes and all amounts paid by the paying Party to the other Party will be grossed up so that the Party to which payment is due receives what it would have received absent such withholding tax. If any withholding tax or other Taxes is required by Applicable Law to be paid by the paying Party in relation to payment due to the other Party hereunder, the paying Party will provide the other Party with official receipts, certificates or other documentation from the appropriate taxing authorities evidencing the payment by such Party of such Taxes.

2.7REQUIREMENTS TO MAINTAIN EXCLUSIVITY FOR MARKS LICENSE IN CANADA

In order to maintain exclusivity to the Marks License within the Canadian Field of Use, Avicanna shall (i) use commercially reasonable efforts to launch a minimum of 3 (three) SKUs of the Products in the Canadian Territory within the first year of the Initial Term, and an additional SKU within the second year of the Initial Term of this Agreement and (ii) commit to minimum sales of the amount specified in Section 2.7 of Schedule “C” in each of the years of the Initial Term of this Agreement.

2.8REQUIREMENTS TO MAINTAIN EXCLUSIVITY FOR TECHNOLOGY LICENSE IN USA

In order to maintain exclusivity to the Technology License within the US Field of Use, EI shall commit to minimum sales of (i) the amount specified in Section 2.8(i) of Schedule “C” in the first year of the Initial Term, (ii) the amount specified in Section 2.8(ii) of Schedule “C” in the second year of the Initial Term, and (iii) the amount specified in Section 2.8(iii) of Schedule “C” in the third year of the Initial Term.

2.9RECORD RETENTION

The Parties shall keep and maintain proper, complete and accurate books and records in such form and detail as is necessary to ascertain the other Party’s compliance with the financial terms of this Agreement, including without limitation such records as are necessary to verify the Technology Royalty owed under Section 2.6(a) and the Marks Royalty owed under Section 2.6(b). Such records shall be kept in accordance with IFRS, consistently applied. The Parties shall furnish to each other with a monthly report consisting of the weekly sales figures for each product type (a “Sales Report”) on gross sales of Products within thirty (30) days after the end of each calendar month.

2.10AUDIT PROVISIONS

(a) Avicanna’s Audit Rights:

(i)Upon not less than thirty (30) days’ written notice to EI, Avicanna shall have the right to audit the books and records of EI relating to production costs of the Products included in the definition of Technology Royalty for the purposes of determining the correctness of EI’s computation and payment of Technology Royalty in respect of a fiscal period of EI. For the purposes of the audit, Avicanna will require EI to provide a “year-to-date” sales report and a year-to-date breakdown and computation of cost of sales that agrees to the general ledger and can be reconciled to the royalty payment calculation. Any such audit shall be conducted during normal business hours by an accounting firm selected by Avicanna at its cost. EI shall provide such accounting firm and Avicanna with access to all pertinent books and records, subject to the confidentiality obligations set forth in Article III, including without limitation any confidentiality obligations owed to any third parties and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits. Both Parties shall be provided a copy of the final audit papers and report for the relevant period for their review and records.

(ii)If any such audit reveals that there has been an underpayment of a Technology Royalty due for the fiscal period being audited of more than 20% of the amount of the Technology Royalty which was actually due in respect of such fiscal period (“Error Threshold”), EI shall pay Avicanna, as determined by the audit, any and all balance owing in respect of the Technology Royalty and reimburse Avicanna for the reasonable costs and expenses (including accountants’ fees) incurred by Avicanna in connection with such audit. For greater certainty, if an audit reveals that there has been an underpayment of a Technology Royalty exceeding the Error Threshold, an Event of Default in respect of any such underpayment shall be deemed to occur, only if such underpayment is not satisfied by EI within fifteen

(15)Business Days following the date on which EI has been given written notice of such underpayment.

(iii)If the audit reveals there has been an underpayment of a Technology Royalty due for the fiscal period being audited of less than the Error Threshold, Avicanna shall pay the audit costs and EI shall pay the underpayment amount to Avicanna within fifteen (15) Business Days following the date on which EI has been given written notice of such underpayment.

(b)EI’s Audit Rights:

(i)Upon not less than thirty (30) days’ written notice to Avicanna, EI shall have the right to audit the books and records of Avicanna relating to the sales of the Products included in the definition of Marks Royalty for the purposes of determining the correctness of Avicanna’s computation and payment of Marks Royalty in respect of a fiscal period of Avicanna. For the purposes of the audit, EI will require Avicanna to provide a “year-to-date” sales report, inclusive of any adjustments, that agrees to the general ledger and can be reconciled to the royalty payment calculation. Any such audit shall be conducted during normal business hours by an accounting firm selected by the EI at its cost. Avicanna shall provide such accounting firm and EI with access to all pertinent books and records, subject to the confidentiality obligations set forth in Article III, including without limitation any confidentiality obligations owed to any third parties and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits. Both Parties shall be provided a copy of the final audit papers and report for the relevant period for their review and records.

(ii)If any such audit reveals that there has been an underpayment of a Marks Royalty due for the fiscal period exceeding an Error Threshold, Avicanna shall pay EI, as determined by the audit, any and all balance owing in respect of the Marks Royalty and reimburse EI for the reasonable costs and expenses (including accountants’ fees) incurred by EI in connection with such audit. For greater certainty, if an audit reveals that there has been an underpayment of a Marks Royalty exceeding the Error Threshold, an Event of Default in respect of any such underpayment shall be deemed to occur, only if such underpayment is not satisfied by Avicanna within fifteen (15) Business Days following the date on which Avicanna has been given written notice of such underpayment.

(iii)If the audit reveals there has been an underpayment of a Marks Royalty due for the fiscal period being audited of less than the Error Threshold, EI shall pay the audit costs and Avicanna shall pay the underpayment amount to EI within fifteen

(15)Business Days following the date on which Avicanna has been given written notice of such underpayment.

2.11EVENT OF SALE OF THE MARKS BY EI

(a)If, during the Initial Term or any Renewal Term of this Agreement, EI receives a bona fide offer in good faith, from a third party dealing at arm’s length (the “Third-Party Offeror”), to purchase or otherwise acquire the product line branded under the Marks, which bona fide offer EI would accept, then before accepting such bona fide offer, EI shall give notice in writing to Avicanna (the “Notice of Offer”), within ten (10) days after receiving such bona fide offer, stating that EI desires to sell or otherwise dispose of the Marks and the related product line and stating the terms, conditions and purchase price of such bona fide offer including the date, manner and times at which such transaction shall be completed and the price or instalments thereof are to be paid, and whether the Third-Party Offeror desires to maintain Avicanna as the licensor of the Technology or if such Third-Party Offeror desires to purchase the rights to the Technology along with the Marks.

(b)If the Notice of Offer includes an offer to continue to license the Technology from Avicanna but not to purchase rights to the Technology from Avicanna, then Avicanna shall continue to license the Technology to the Third-Party Offeror on substantially the same, or more favourable to Avicanna, terms and conditions as are contained in this Agreement. Such terms and conditions shall include the option by Avicanna to choose whether to be included in any marketing materials or associated in any way with the Third-Party Offeror. Whether the license of the Technology to the Third-Party Offeror is completed or not, either the Third-Party Offeror or EI shall be responsible for any reasonable expense incurred by Avicanna related to the Notice of Offer and such expense shall be paid to Avicanna in full.

(c)If the Notice of Offer includes a purchase price of less than Twenty Million Dollars in United States currency (USD$20,000,000) and an offer to purchase rights to the Technology from Avicanna, then Avicanna shall have the right, but shall not be obligated, to sell the rights to the Technology to the Third-Party Offeror at no less than ten percent (10%) of the purchase price on terms and conditions to be negotiated between the Third-Party Offeror, EI and Avicanna. Such terms and conditions shall include, at a minimum, full payment to Avicanna over a time period that shall not be any longer than the full payment to EI, with a maximum time for full payment to Avicanna being three (3) months from the signing of any definitive purchase agreement.

(d)If the Notice of Offer includes a purchase price of more than Twenty Million Dollars in United States currency (USD$20,000,000) and an offer to purchase rights to the Technology from Avicanna, then Avicanna shall be obligated to sell the rights to the Technology to the Third-Party Offeror at no less than ten percent (10%) of the purchase price on terms and conditions to be negotiated between the Third-Party Offeror, EI and Avicanna. Such terms and conditions shall include, at a minimum, full payment to Avicanna over a time period that shall not be any longer than the full payment to EI, with a maximum time for full payment to Avicanna being three (3) months from the signing of any definitive purchase agreement. Further, whether the sale of the Technology is completed or not, either the Third-Party Offeror or EI shall be responsible for any reasonable expense incurred by Avicanna related to the Notice of Offer and such expense shall be paid to Avicanna in full.

2.12NO OTHER RIGHTS

Except as provided in this Agreement, no license or other right is granted by either Party to the other Party, by implication, estoppel or otherwise, under the Technology License, Marks License or other intellectual property now or hereafter owned or controlled by such Party.

ARTICLE III

3.1CONFIDENTIALITY

(a)Restrictions and Standard of Care: Recipient shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the Confidential Information as the Recipient uses to protect its own confidential information of a like nature. The Recipient shall not use or disclose the Confidential Information other than in order to exercise its rights and perform its obligations hereunder without the prior written consent of the Disclosure Party, and agrees to notify the Disclosing Party immediately upon the discovery of any unauthorized use or disclosure of Confidential Information, and to reasonably cooperate with the Disclosing Party to regain possession of the Confidential Information and prevent its further unauthorized use.

(b)Obligations related to the Technology: Without affecting the generality of Section 3.10 with respect to the Technology and the trade-secrets contained therein, the Recipient shall:

(i)take all the necessary precautions to protect the secrecy and therefore the commercial value of such Confidential Information by implementing physical, technical and legal barriers to access to such Confidential Information;

(ii)protect the Technology and related Confidential Information from inadvertent or unauthorized disclosure, including securing any tangible copies of the Technology related Confidential Information in locked files or restricted access areas in order to prevent unauthorized disclosure or use;

(iii)only provide access to employees which need to access Confidential Information regarding the Technology and only to the extent such access is necessary for the completion of their specific tasks;

(iv)ensure that all employees having access to the Technology and related Confidential Information are bound by confidentiality and secrecy obligations materially equivalent to the obligations contained herein;

(v)only use the Confidential Information, and shall ensure that Technology and related Confidential Information will only be used, in accordance with the license rights granted hereunder and for no other purpose;

(vi)not disclose the Confidential Information, and shall ensure that Technology and related Confidential Information is held in strict confidence and is not disclosed, to any other third Person;

(vii)not record, make notes of, copy or reproduce the Technology related Confidential Information by any means, except to the extent permitted under this Agreement; and

(viii)identify all Technology related Confidential Information (including copies, records, notes or reproductions, in whole or in part) as being the exclusive property of Avicanna and include a clear notice identifying them as confidential.

(c)Third Party Disclosure: The Technology are considered as highly confidential by Disclosing Party and may only be disclosed by Recipient to a third Person who needs to know, for the proper performance of Recipient’s business, with the prior written consent of Disclosing Party, which consent may be refused or withheld at the absolute discretion of Disclosing Party.

(d)Rights in Confidential Information: All right, title and interest in and to the Confidential Information shall remain the property of Disclosing Party.

(e)Return of Confidential Information: Upon the termination of this Agreement and on receipt of a written demand from the Disclosing Party, the Recipient shall return or destroy all Confidential Information, including any copies thereof, and any memoranda, notes or other documents relating to the Confidential information, and certify in writing its destruction and, in the case of Confidential Information stored electronically, its deletion and removal from all computer systems.

(f)Confidentiality Period: The duty of the Recipient to protect Confidential Information disclosed under this Agreement and the restrictions contained in Section 3.1 hereof shall continue perpetually with respect to the Technology. For all other Confidential Information (not covered under the Technology), the restriction in this Section 3.1 shall continue for a period of thirty (30) years from the Effective Date, except for such Confidential Information that the Disclosing Party reasonably identifies as trade secret, in which case the restrictions in this Section 3.1 shall continue for as long as the Confidential Information retains its trade secret status.

(g)Confidentiality of Agreement: Neither Party may disclose the terms of this Agreement to any third party or person except where the disclosed person needs to know about the existence, terms and/or conditions of the Agreement for the performance of the Parties’ obligations under the Agreement, or where the disclosed person is bound and protected by legal privilege. The restrictions on disclosure imposed by this Article III do not apply to information that is required by law or order of a court, administrative agency, or other Governmental Authority to be disclosed by the receiving Party, provided that in each such case the Recipient provides the Disclosing Party with prompt written notice of such order or requirement and reasonably assists the Disclosing Party, at the Disclosing Party’s expense, in seeking a protective order or other appropriate relief.

(h)Injunctive Relief: The Parties agree that any unauthorized disclosure of Confidential Information may cause immediate and irreparable injury to the Disclosing Party and that, in the event of such breach, the Disclosing Party will be entitled, in addition to any other available remedies, to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.

ARTICLE IV

4.1OWNERSHIP

(a)Technology: EI acknowledges and confirms that the Technology is substantial, proprietary to Avicanna, and secret, meaning that EI did not have any access to, and had no knowledge of, the Technology before it was disclosed to it by Avicanna. EI acknowledges and agrees that Avicanna owns the Technology and all Intellectual Property Rights thereto, whether registered or not registered.

(b)Marks: Avicanna acknowledges and confirms that the Marks are substantial, and proprietary to EI. Avicanna acknowledges and agrees that EI owns the Marks and all Intellectual Property Rights thereto, whether registered or not registered.

(c)Improvements: Any and all Improvements made to the Technology shall be the sole and exclusive property of Avicanna, including any and all Intellectual Property Rights thereto. Notwithstanding Section 2.1Error! Reference source not found.(iv), and in addition to any other rights that Avicanna may have hereunder, if EI develops, creates or make any Improvements, EI agrees to and hereby does assign to Avicanna all rights, title and interest, including any and all Intellectual Property Rights, in and to any such Improvements in consideration of the grant of the Technology License and for no further consideration.

(d)Sale of Marks: Subject to Section 2.11, the Parties hereby agree that in the event EI sells, transfers, assigns, or otherwise disposes of all rights, title and interests in and to the Marks and other associated brand material to a third party, this Agreement shall be automatically assigned by EI to such third party and all terms and conditions of this Agreement shall remain in full force and effect as if such third party were an original party to this Agreement. For the purposes of clarity, any third-party purchaser of the Marks shall (i) be entitled to enjoy the rights granted to EI pursuant to Section 2.1(a) under the same terms and conditions set out herein; and (ii) be obligated to comply with the rights granted to Avicanna pursuant to Section 2.2(a) under the same terms and conditions set out herein.

4.2ENCUMBRANCES

(a)Without the prior written consent of EI, Avicanna shall not, directly or indirectly, make, create, incur, assume or suffer to exist, any security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, except for license grants to third parties outside of the US Territory for which EI’s prior written consent will not be required, upon or with respect to any part of the Technology.

(b)Without the prior written consent of Avicanna, EI shall not, directly, or indirectly, make, create, incur, assume or suffer to exist, any security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, except for license grants to third parties outside of the Canadian Territory for which Avicanna’s prior written consent will not be required, upon or with respect to any part of the Marks.

4.3MAINTENANCE OF MARKS; ENFORCEMENT

(a)EI shall, at its own expense, diligently maintain all registrations for the Marks, including all domain name registrations, in full force and effect and prosecute to registration trademark applications that may be filed for new marks or expanded protection of existing marks, so long as the Marks are being used in commerce as required by Applicable Law. Avicanna agrees to provide reasonable cooperation and assistance to EI in its efforts to register the Marks in the Canadian Territory.

(b)Within a commercially reasonable time and no later than six (6) months from the Effective Date, EI shall file applications for registration of the Marks in the Canadian Territory with the Canadian Intellectual Property Office and in the US Territory with the US Patent and Trademark Office, provided that such rights are determined to be available for registration following such clearance searches as deemed necessary by the Parties’ mutual written agreement (the costs of which shall be borne solely by EI), in its own name and shall own all resulting registrations and related rights. All trademarks or domain names resulting from such filings shall automatically be deemed Marks without further action of the Parties. For the purposes of clarity, EI agrees to indemnify Avicanna pursuant to Section 5.1(a)(vi) for any third-party claims relating to the Marks whether prior, or subsequent, to any registration of the Marks in the Canadian Territory and the US Territory.

(c)EI shall have the right and obligation to enforce the Marks against third-parties, including to bring action with respect to any infringement, counterfeiting, or other unauthorized use of the Marks by any third-party. EI shall be responsible for the expenses of such enforcement action, including attorneys’ fees, and Avicanna shall provide such assistance as may be reasonably requested by EI, at the EI’s expense, in connection with any such enforcement action.

ARTICLE V

5.1INDEMNIFICATION

(a)General Indemnification: Each Party shall defend, indemnify and hold harmless the other Party from and against any and all third Persons’ Claims, liabilities, demands, causes of action, damages, losses and expenses, including, without limitation, reasonable legal fees and costs of suit, arising out of or in connection with any:

(i)actual or alleged negligent or wilful act or omission of the indemnifying Party and/or its contract manufacturers, agents or other third party suppliers, vendors and independent contractors (collectively, “Providers”) in the performance or exercise of the indemnifying Party’s rights or obligations under this Agreement;

(ii)personal injury, including death, or any property damage caused by the acts or omissions by the indemnifying Party or its Providers;

(iii)defect, or alleged defect, product liability and/or injury to person or property pertaining to the Products developed, made, manufactured, distributed, commercialized, marketed, sold or otherwise transferred by the indemnifying Party;

(iv)breach by indemnifying Party of its obligations under Article III;

(v)failure by a Party to comply with any Applicable Laws, ordinances, regulations, rules, orders, and other requirements (including requirements for licenses, permits, certifications and approvals) of Governmental Authorities having jurisdiction applicable to such Party, including without limitation obtaining and maintaining all required licenses, permits, registrations, clearances and other authorizations relating to its performance under this Agreement;

(vi)allegation that the indemnifying Party or the Products developed, made, manufactured, distributed, commercialized, marketed, sold or otherwise transferred by the indemnifying Party infringes, misappropriates or violates any third-party Intellectual Property Rights (other than such allegations resulting from the indemnifying Party’s proper use of the Technology or Marks, as applicable, in accordance with this Agreement); and,

(vii)breach by indemnifying Party of its representations and warranties in Sections 5.2(a), 5.2(b), and 5.2(c).

(b)Procedures for Indemnification: Without limiting the indemnifying Party’s indemnity obligations contained in Section 0(a), the indemnified Party shall provide the indemnifying Party: (i) prompt written notice of the Claim; and (ii) all reasonable information and assistance from indemnified Party, at indemnifying Party’s expense, which indemnifying Party may require defending the Claim. Indemnifying Party shall have carriage of the defence of the Claim, and all negotiations for the settlement or compromise thereof, provided that indemnified Party may have counsel present to represent indemnified Party’s interest and that no settlement or compromise thereof shall attach any liability to or require payment from indemnified Party.

5.2REPRESENTATIONS AND WARRANTIES

(a)Mutual Representations of the Parties: Each Party represents, warrants, and covenants to the other that:

(i)Corporate: it is a company duly organized, validly existing, and in good standing under the laws of its incorporation and it has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

(ii)Authorization and Enforceability: this Agreement has been duly authorized, executed, and delivered by it and constitutes a valid, binding and legally enforceable agreement of it; and

(iii)Other Commercial Arrangements: the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any commercial arrangements, obligations, contract, agreement, or instrument to which it is either bound or subject; and,

(iv)Laws: the execution and delivery of this Agreement and the performance of its covenants and agreements herein contained within the Canadian Field of Use in the Canadian Territory and the US Field of Use in the US Territory, as applicable, shall comply in all respects with all laws and regulations to which it or its business is subject.

(b)Technology: Avicanna hereby represents, warrants and covenants that:

(i)It is the sole and exclusive owner of the Technology and has the rights to grant the rights and licenses granted under this Agreement;

(ii)There are no threatened or pending claims or proceedings against the Technology contesting or challenging the validity or enforceability of the Intellectual Property Rights in the Technology;

(iii)There are no claims, actions, suits, or other proceedings pending, which, if adversely determined, would adversely affect the ability of Avicanna to grant the license contemplated hereunder;

(iv)The Technology is free and clear of any liens, security interests, charge or other encumbrance of any nature; and

(v)It has instituted and shall follow such procedures to protect its interest in the Technology including entering into non-disclosure and confidentiality agreements prior to any disclosure of the Technology to any third Person to preserve the Intellectual Property Rights contained in the Technology.

(c)Marks: EI hereby represents, warrants and covenants that:

(i)It is the sole and exclusive owner of the Marks and has the rights to grant the rights and licenses granted under this Agreement;

(ii)There are no threatened or pending claims or proceedings against the Marks contesting or challenging the validity or enforceability of the Marks;

(iii)There are no claims, actions, suits, or other proceedings pending, which, if adversely determined, would adversely affect the ability of EI to grant the license contemplated hereunder;

(iv)The Marks are free and clear of any liens, security interests, charge or other encumbrance of any nature;

(v)It will protect its interest in the Marks, and will secure and maintain at its expense intellectual property protections from the US Patent and Trademark Office and the Canadian Intellectual Property Office to preserve the Intellectual Property Rights contained in the Marks; and

(vi)It is in compliance with and will comply with all Applicable Laws, ordinances, regulations, rules, orders, and other requirements (including requirements for licenses, permits, certifications and approvals) of Governmental Authorities having jurisdiction applicable to EI, including without limitation obtaining and maintaining all required licenses, permits, registrations, clearances and other authorizations relating to its performance under this Agreement.

(d)Nothing in this Agreement is or shall be construed as:

(i)A warranty or representation as to the merchantability or fitness for a particular purpose of the Technology or any Improvements;

(ii)A warranty or representation that anything made, used, sold, or otherwise disposed of under the Technology License or Marks License, is or will be free from infringement of patents, copyrights, and other rights of third Persons;

(iii)An obligation to bring or prosecute actions or suits against third Persons for infringement on the Technology;

(iv)Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Avicanna or other persons other than the Technology, regardless of whether such Technology, patents, or other rights are dominant or subordinate to the Technology; or

(v)An obligation to furnish any technology or technological information to EI other than the Technology.

(vi)EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS IN RELATION TO ANY OF THE TECHNOLOGY OR ANY IMPROVEMENTS THAT ARE THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. AVICANNA MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AND ASSUMES NO LIABILITY OR RESPONSIBILITY WITH RESPECT TO (I) THE USE, SALE OR OTHER DISPOSITION BY EI OF PRODUCTS USING THE TECHNOLOGY, OR (II) ANY REPRESENTATIONS OR WARRANTIES THAT EI MAY EXTEND. AVICANNA DOES NOT WARRANT THAT THE TECHNOLOGY IS ERROR FREE OR THAT IT WILL MEET EI’S REQUIREMENTS. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE TECHNOLOGY IS ASSUMED BY EI.

5.3LIMITATION ON LIABILITY

(a)Exclusion of Certain Types of Damages: SUBJECT TO SECTION 5.3(c), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST REVENUE, LOST PROFITS, DAMAGED DATA, FAILURE TO ACHIEVE COST SAVINGS, LOSS OF USE OF FACILITY OR EQUIPMENT, OR THE FAILURE OR INCREASED EXPENSE OF OPERATIONS OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, STATUTORY, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE FORM OF ACTION WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE.

(b)Limitation of Direct Damages: SUBJECT TO SECTION 5.3(c), IN RESPECT OF ANY CLAIM, DEMAND OR ACTION BY EITHER PARTY AGAINST THE OTHER OR ANY OF THEIR RESPECTIVE EMPLOYEES, DIRECTORS, OFFICERS, OR AGENTS WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, INCLUDING A BREACH BY A PARTY OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER OR NOT A FUNDAMENTAL BREACH), THE OTHER PARTY'S SOLE AND EXCLUSIVE REMEDY SHALL BE TO RECEIVE FROM THE BREACHING PARTY PAYMENT FOR ACTUAL AND DIRECT DAMAGES TO A MAXIMUM AGGREGATE AMOUNT EQUAL TO (I) THE AMOUNT PAID BY EI TO AVICANNA IN THE TWELVE MONTHS PRECEDING THE DATE OF THE EVENT AS IT RELATES TO THE US TERRITORY; OR (II) THE AMOUNT PAID BY AVICANNA TO EI IN THE TWELVE MONTHS PRECEDING THE DATE OF THE EVENT AS IT RELATES TO THE CANADIAN TERRITORY.

(c)Applications: The provisions of Sections 5.30 and 5.3(b) shall: (i) not apply to or limit (a) liability for breach of Article III; (b) liability for infringement or misappropriation of the other Party's Intellectual Property Rights, (c) liability incurred as a result of gross negligence, fraud or willful misconduct; (d) the indemnity obligations set forth in Section 5.1; or (e) payment obligations arising under Section 2.6; (ii) apply to the maximum extent permitted by Applicable Law; and (iii) shall apply even if an exclusive or limited remedy stated herein fails of its essential purpose.

ARTICLE VI

6.1TERM AND TERMINATION

(a)Term. Except as otherwise terminated pursuant to Section 6.1(c), this Agreement shall commence as of the Effective Date and continue for a period of three (3) years (the “Initial Term”).

(b)Renewal Term: Unless either Party provides notice to the other at least ninety (90) days prior to the expiration of the Initial Term (or the then Renewal Term as the case may be), the Term of this Agreement shall be automatically renewed for a successive one (1) year period (each a “Renewal Term”).

(c)Termination Rights.

(i)Avicanna may terminate in whole or in part any of EI’s rights and licenses granted pursuant to Section 2.1 if;

(A)Any of the licensed Intellectual Property is determined by a court of applicable jurisdiction or other applicable Governmental Authority to be invalid;

(B)EI materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of such breach, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice to EI that such breach has not been cured; and

(C)by written notice if EI: (a) becomes insolvent; (b) files a petition, or has a petition filed against it, under any laws relating to insolvency, and the related insolvency proceedings are not dismissed within sixty (60) days after the filing of such petition; (c) enters into any voluntary arrangement for the benefit of its creditors; (d) appoints, or has appointed on its behalf, a receiver, liquidator or trustee of any of such party's property or assets; or (e) ceases to carry on business in the ordinary course.

(ii)EI may terminate this Agreement if:

(A)any of the licensed Intellectual Property is determined by a court of applicable jurisdiction or other applicable Governmental Authority to be invalid;

(B)Avicanna materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of such breach, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice to EI that such breach has not been cured; and

(C)by written notice if Avicanna: (a) becomes insolvent; (b) files a petition, or has a petition filed against it, under any laws relating to insolvency, and the related insolvency proceedings are not dismissed within sixty (60) days after the filing of such petition; (c) enters into any voluntary arrangement for the benefit of its creditors; (d) appoints, or has appointed on its behalf, a receiver, liquidator or trustee of any of such party's property or assets; or (e) ceases to carry on business in the ordinary course.

(iii)The effect of termination or expiration of this Agreement is that the Technology License shall revert back to Avicanna and EI shall cease the use of, without limitation, equipment, techniques, and processes associated with the Technology and deliver to Avicanna all manuals, writings, documentation and other tangible representations of the Technology and Confidential Information, including any copies thereof, and any memoranda, notes, or other documents relating to the Technology and any Confidential Information without retaining electronic or physical copies thereof, or at Avicanna’s option, shall certify in writing its destruction and, in the case of Confidential Information stored electronically, its deletion and removal from all computer and remote computer systems. Likewise, the effect of termination or expiration of this Agreement is that the Marks License shall revert back to EI and Avicanna shall cease the use of the Marks.

ARTICLE VII

7.1ALTERNATIVE DISPUTE RESOLUTION

(a)In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they may commence arbitration as set forth below.

(b)The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures (except as modified herein). The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in New York, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in New York, New York. The arbitrator shall apply New York substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in New York, New York for a equitable relief, including but not limited to a temporary restraining order or a preliminary injunction.

ARTICLE VIII

8.1GENERAL MATTERS

All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission the date of such transmission if sent during business hours on a business day, failing which it shall be deemed to have been received on the next business day.

If to Avicanna:	480 University Avenue, Suite 1502 Toronto Ontario M5G 1V2 Canada

Attention: Aras Azadian, Chief Executive Officer Email: aras.azadian@avicanna.com

If to EI:	1215 S. Kihei Road, Suite O #424 Kihei, Hawaii 96753

Attention: David Nikzad, Chief Executive Officer Attention: Jason A. Hobson, Chief Operating Officer

Email: jason@ei.ventures

Email: david@ei.ventures

8.2ASSIGNMENT

The provisions of this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except (i) pursuant to the sub-licensing provisions of Section 2.3 of this Agreement, (ii) an assignment to an Affiliate, or

(iii) in the event EI sells, transfers or otherwise assigns the rights of the Marks to a third party in accordance with Section 4.1(d).

8.3FURTHER ASSURANCES

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.4SEVERABILITY

Each of the provisions contained in this Agreement is distinct and severable. It is agreed that, if any provision of this Agreement shall be determined to be void by a court of competent jurisdiction, then such determination shall not affect any other provision of this Agreement, and all such other provisions shall remain in full force and effect.

8.5MISCELLANEOUS

(a)Names and Marks. Notwithstanding Section 2.5Error! Reference source not found., each Party agrees not to identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, without the other Party's prior written consent. Notwithstanding anything in this Agreement to the contrary, either Party may disclose the existence of this Agreement and make such public announcements or other disclosure as may be required by Applicable Law or obligations pursuant to any listing agreement with any securities exchange.

(b)Infringement by Others. EI shall promptly inform Avicanna of any suspected infringement or unlicensed use of the Technology by a third party.

8.6ENTIRE AGREEMENT

This Agreement and the agreements contemplated herein constitute the entire agreement between the Parties and supersede all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

8.7AMENDMENT; WAIVER

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.8SURVIVAL

Those provisions of this Agreement that, by their nature, are intended to survive any actual or purported termination or expiry will so survive, including Sections 1.1, 1.2, 3.1, 4.1(a)-(c), 5.1, 0,

5.3, 7.1, and 8.1-8.10.

8.9GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

8.10COUNTERPARTS

This Agreement may be executed in counterparts, or by facsimile transmission or PDF and if so executed such counterparts or facsimile or PDF copies, each of which shall be deemed an original and all of which shall, when taken together, constitute a single document.

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IN WITNESS OF WHICH the parties hereto have executed this Agreement as of the date first written above.

AVICANNA INC.	EI VENTURES, INC.

By:	By
Name: Aras Azadian	Name: Jason A. Hobson
Title: Chief Executive Officer	Title: Chief Operating Officer

SCHEDULE “A”

PRODUCTS

•Mushroom derived nutraceuticals utilizing Avicanna’s formulation development expertise and scientific platform in the form of gummies, chocolates and capsules

SCHEDULE “B”

MARKS

SCHEDULE “C” FINANCIAL

As of the Effective Date, the section numbers and amounts listed in this Schedule “C” shall correspond with the section numbers in the Agreement, respectively.

SECTION NUMBER	AMOUNT
Section 2.6(a)(i)	*
Section 2.6(a)(ii)	*
Section 2.6(b)	*
Section 2.7	*
Section 2.8(i)	*
Section 2.8(ii)	*
Section 2.8(iii)	*

* Within ninety (90) days of the Effective Date, the parties hereby agree to exercise all commercially reasonable efforts and work in good faith towards assessing and determining specific amounts for the section numbers listed above, failing which either party may have the discretion (but not the obligation or requirement) to terminate this Agreement immediately upon providing the other party with written notice of termination.

SCHEDULE “D”

PRODUCT R&D ACTIVITIES